Exhibit 10.1

Mutual Termination Agreement

This Mutual Termination Agreement is made effective May 19, 2020, by and among Noble Vici Group, Inc., a Delaware corporation having its place of principal executive office at 1 Raffles Place, #33-02, One Raffles Place Tower One, Singapore 048616 (the "Company"), and Eldee Wai Chong Tang (“ET”), a 51% shareholder and representative of Elusyf Global Private Limited, a Singapore Corporation (“EGPL”).

WHEREAS, the Company and EGPL are parties to that certain Binding Memorandum of Understanding dated April 1, 2019 (the “MOU”), pursuant to which the Company agreed to reorganize 51% shareholdings of EGPL into the Company, by way of transfer of all shares from ET to the Company; and

WHEREAS, pursuant to the MOU, the closing of the strategic partnership was anticipated to occur on or before June 30, 2019.

NOW, THEREFORE, in consideration of the foregoing recitals and for good and valuable mutual consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree to the following terms and conditions:

Agreement

1.      Mutual Termination. Effective immediately upon execution of this Mutual Termination Agreement, each party hereto hereby completely and immediately terminates the MOU, and acknowledges and agrees that neither party shall have any obligation or liability to the other in connection with the MOU.

2.      Entire Agreement. This Mutual Termination Agreement is the entire agreement between the parties regarding the subject matter contained herein. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Mutual Termination Agreement as of the date first set forth above.

NOBLE VICI GROUP, INC. By: /s/ Sin Chi Yip Sin Chi Yip Its: Chief Corporate Officer	By: /s/ Eldee Wai Chong Tang Eldee Wai Chong Tang